UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 26, 2007
LANCE, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina	0-398	56-0292920

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8600 South Boulevard, P.O. Box 32368, Charlotte, NC	28232

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 554-1421
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective March 26, 2007, Lance, Inc. (the “Company”) entered into a Retirement Agreement (the “Retirement Agreement”) with H. Dean Fields. Pursuant to the Retirement Agreement, Mr. Fields resigned from his position as President of Vista Bakery, Inc., a wholly-owned subsidiary of the Company, effective March 26, 2007. Mr. Fields also resigned from his position as Vice President of the Company effective December 29, 2007, the date of his retirement from the Company.
     Until his retirement, Mr. Fields has agreed to assist the Company with transitioning his duties and responsibilities, maintaining customer relationships and certain other matters. Mr. Fields also agreed to comply with certain noncompetition and nonsolicitation covenants for a period of one year following his retirement.
     Mr. Fields will receive compensation and benefits under the Retirement Agreement, including (1) his current salary and employee benefits until the date of his retirement, (2) the amount earned by him under the Company’s 2006 Annual Incentive Plan, (3) a lump sum payment equal to his 2007 target bonus opportunity ($78,800) under the Company’s 2007 Annual Incentive Plan, (4) his vested interests in all Company sponsored benefit plans in which he participated and (5) $24,000 as consideration for entering into the noncompetition and nonsolicitation covenants.
     All other benefits and agreements with the Company that are not specified in the Retirement Agreement, including Mr. Fields’ Compensation and Benefits Assurance Agreement and Executive Severance Agreement, were terminated as of March 26, 2007 and replaced by the compensation and benefits provided in the Retirement Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANCE, INC.
Date: March 30, 2007	By:	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President, Chief Financial Officer, Treasurer and Secretary